EXHIBIT (a)(6)

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

ARTICLES OF AMENDMENT

Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Corporation's Articles Supplementary Creating and Fixing the Rights of Auction Preferred Shares filed on January 27, 2004 (the "Articles Supplementary"), are hereby amended by deleting Part I, Section ll(a)(v) in its entirety and replacing it with the following:

(v) The Fund may not on any date provide  a  Notice  of  Redemption pursuant to paragraph (c) of this Section 11 in respect of a redemption contemplated to be effected pursuant to this paragraph (a) unless on such date the Discounted Value  of  Moody's  Eligible Assets (if Moody's is then rating the Preferred Shares) and  the Discounted Value of Fitch Eligible Assets (if Fitch is then rating the Preferred Shares) would each  at  least  equal  the  Preferred  Shares Basic Maintenance Amount, and would at least equal the Preferred Shares Basic Maintenance Amount immediately subsequent to such redemption if such redemption were to occur on such date. For purposes of determining in the preceding sentence whether the Discounted Value of Moody's Eligible Assets and Fitch Eligible Assets at least equals the Preferred Shares Basic Maintenance Amount, the Moody's Discount Factors applicable to Moody's Eligible Assets and the Fitch Discount Factor applicable to Fitch Discount Assets shall be determined by reference, if  applicable, to the first Exposure Period longer than the Exposure Period then applicable to the Fund, as described in the definition of Moody's Discount Factor and Fitch Discount Factor herein.

SECOND: The Articles Supplementary are hereby further amended by deleting Part I, Section 11(c) in its entirety and replacing it with the following:

(c) NOTICE OF REDEMPTION.  If the Fund shall determine or be required to redeem shares of a series of Preferred Shares pursuant to paragraph (a) or (b) of this Section 11, either it or the Auction Agent shall provide a Notice of Redemption with respect to such redemption to each Holder of the shares of such series to be redeemed either by first class mail, postage prepaid, to such Holder's address as the same appears on the record books of the Fund on the record date established by the Board of Directors or by facsimile, email or other electronic methods to such Holder. Such Notice of Redemption shall be mailed or sent by electronic methods not less than 20 (or such lesser number of days as determined by the Fund with appropriate consultation with the Auction Agent and Broker- Dealers) nor more than 45 days prior to the date fixed for redemption. Each such Notice of Redemption shall state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and the series thereof; (iii) the CUSIP number for the shares of such series; (iv) the Redemption Price; (v) the place or places where the certificate(s), if any, for such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state) are to be surrendered for payment of the Redemption Price; (vi) that dividends on the shares to be redeemed will cease to accumulate on such  redemption date; and (vii) the provisions of this section under which such redemption is made. If fewer than all shares of a series of Preferred Shares held by any Holder are to be redeemed, the Notice of Redemption provided to such Holder shall also specify the number of shares of such series to be redeemed from such Holder (provided that the number of shares of such series need not be included if such number is not readily available and is provided by subsequent notice). The Fund may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to paragraph (a) of this Section 11 that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition shall have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

THIRD: The Articles Supplementary are hereby further amended by deleting all instances of the word "mailed" in Part I, Sections 11(e) and 11(g) and replacing them with the word "given".
FOURTH: The Articles Supplementary are hereby further amended by deleting Part I, Section 7(c) in its entirety and replacing it with the following:

(c) Within ten Business Days after the date of delivery of a Preferred Shares Basic Maintenance Report in accordance with paragraph (b) of this Section 7 relating to a Quarterly Valuation Date that is also an Annual Valuation Date, or relating to such other Valuation Date as the Fund and the Independent Account shall agree, the Fund shall cause the Independent Accountant to confirm in writing to Fitch (if Fitch is then rating the Preferred Shares) and Moody's (if Moody's is then rating the Preferred Shares) (i) the mathematical accuracy of the calculations reflected in such Report, (ii) that, in such Report, the Fund correctly determined in accordance with these Articles Supplementary whether the Fund had, at such Valuation Date, Fitch Eligible Assets (if Fitch is then rating the Preferred Shares) of an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount and Moody's Eligible Assets (if Moody's is then rating the Preferred Shares) of an aggregate Discounted Value at least equal to the Preferred Shares Basic  Maintenance  Amount,  (iii)  that, in  such  Report,  the Fund determined whether the Fund had, at such Valuation Date in accordance with these Articles Supplementary, with respect to the Fitch ratings on portfolio securities, the issuer name and issue size and coupon rate listed in such Report, verified by the Independent Accountant by reference to Bloomberg Financial Services or another independent source approved by Moody's (if Moody's is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares) and the Independent Accountant shall provide a listing in its letter of any differences, (iv) with respect to the Moody's ratings on portfolio securities, the issuer name, issue size and coupon rate listed in such Report, that such information has been verified by the Independent Accountant by reference to Bloomberg Financial Services or another independent source approved by Moody's (if Moody's is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares) and the Independent Accountant shall provide a listing in its letter of any differences, (v) with respect to the bid or mean price (or such alternative permissible factor used in calculating the Market Value) provided by the custodian of the Fund's assets to the Fund for purposes of valuing securities in the Fund's portfolio, that the Independent Accountant has traced the price used in such Report to the bid or mean price listed in such Report as provided to the Fund and verified that such information agrees (in the event such information does not agree,  the Independent Accountant will provide a listing in its letter of such differences) and (vi) with respect to such confirmation to Moody's (if Moody's is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares), that the Fund has satisfied the requirements of Section 13 of this Part I of these Articles Supplementary with respect to portfolio holdings as of the date of such Report (such confirmation is herein called the "Auditor's Confirmation"): provided, however, that the Independent Accountant may base the conclusions related to (ii) through (vi) above on a sample of at least 25 securities (or such other number of securities as the Independent Accountant and Moody's (if Moody's is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares) may agree from time to time).
FIFTH: The foregoing amendments to the charter of the Corporation have been approved by a majority of the entire Board of Directors and are limited to (a) a modification of the requirements relating to the Notice of Redemption (as defined in the Articles Supplementary) expressly authorized by Part I, Section 11(j) of the Articles Supplementary to be made by the Corporation without stockholder approval; and (b) a modification of the requirements relating to the Auditor's Confirmation (as defined in the Articles Supplementary) expressly authorized by Part I, Section 5(d) of the Articles Supplementary to be made by the Board of Directors without stockholder approval.

IN WITNESS WHEREOF, Neuberger Berman Real Estate Securities Income Fund Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President or a Vice President and witnessed by its Secretary or an Assistant Secretary on September 3, 2008.

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

By:	/s/ Robert Conti
Name: Robert Conti
Title: VP

WITNESS:

/s/ Sheila R. James
Name:  Sheila R. James
Title:     Assistant Secretary

The undersigned President or a Vice President of Neuberger Berman Real Estate Securities Income Fund Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

/s/ Joseph S. Quik
Name: Joseph S. Quik
Title: VP